Exhibit 23.4

CONSENT OF THE FREEDONIA GROUP, INC.

The Freedonia Group, Inc. (“Freedonia”) hereby consents to the references by Delphi Automotive PLC (the “Company”) to Freedonia’s market data and information cited in the Company’s Registration Statement on Form S-1 (No. 333-174493) and any amendments thereto filed by the Company with the U.S. Securities and Exchange Commission (the “Registration Statement”), and to the use of Freedonia’s name in connection with the use of such data and information in the Registration Statement. Freedonia also hereby consents to the filing of this consent as an exhibit to the Registration Statement.

THE FREEDONIA GROUP, INC.

By:	/s/ Jennifer Neumore
Name: Jennifer Neumore
Title: Agent Relations Manager

September 29, 2011